NEWS

COMPANY CONTACT:
Bernard A. “Skip” Wagner
July 14, 2005	Chief Financial Officer
(941) 953-9199

For Immediate Release

CORRECTIONAL SERVICES CORPORATION ENTERS AGREEMENT TO BE
ACQUIRED BY THE GEO GROUP, INC.

Sarasota, Florida — Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced the signing of a definitive merger agreement by which CSC will be acquired by The GEO Group, Inc. (NYSE:GGI).

Under the terms of the definitive agreement approved by the boards of directors of both GEO and CSC, GEO will acquire all outstanding shares of CSC, with CSC stockholders receiving $6.00 in cash per common share, or approximately $62 million in the aggregate, and GEO will assume approximately $124 million in CSC debt. The closing of the acquisition, which is subject to the approval of CSC’s stockholders and federal regulatory agencies as well as to other customary conditions, is targeted for the beginning of the fourth quarter of 2005.

James Slattery, President and Chief Executive Officer of CSC, commented, “We appreciate the long-term support of our stockholders and are pleased with this opportunity to realize enhanced stockholder value at $6.00 per share.”

Stuart Gerson, Chairman of the Board of Directors of CSC, added, “The Special Committee of CSC’s Board of Directors worked very hard to realize value for the company’s stockholders at a level that did not appear attainable by CSC in the near term.”

Jefferies & Company, Inc. served as financial advisor to CSC and Epstein Becker & Green, P.C. served as legal counsel to CSC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: GEO’s ability to consummate the acquisition; fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization; ability to obtain construction financing; and ability to complete new construction projects within budgeted amounts. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

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